June 28, 2013

Mutual Fund Series Trust 17605 Wright Street, Suite 2 Omaha NE 68130

Re:  Mutual Fund Series Trust, File Nos. 333-132541 and 811-21872

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 122 to the Registration Statement, File Nos. 333-132541 and 811-21872 (the “Registration Statement”), of Mutual Fund Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the following series of the Trust:

Designated Series	Designated Classes for each Series
Camelot Premium Return Fund	Class A and C
Catalyst Event Arbitrage Fund	Class A, C and I
Catalyst Insider Long/Short Fund	Class A, C and I
Catalyst Rising Dividend Income Fund	Class A, C and I
Catalyst Strategic Insider Fund	Class A, C and I
Catalyst Value Fund	Class A, C and I
Catalyst/CP Core Equity Fund	Class A, C and I
Catalyst/CP Focus Large Cap Fund	Class A, C and I
Catalyst/CP Focus Mid Cap Fund	Class A, C and I
Catalyst/CP World Equity Fund	Class A, C and I
Catalyst/Groesbeck Growth of Income Fund	Class A, C and I
Catalyst Hedged Futures Fund	Class A, C and I
Catalyst Insider Buying Fund	Class A, C and I
Catalyst Insider Tracking Fund	Class A, C and I
Catalyst/Lyons Hedged Premium Return Fund	Class A, C and I
Catalyst/Lyons Tactical Allocation Fund	Class A, C and I
Catalyst/MAP Global Total Return Income Fund	Class A, C and I
Catalyst/MAP Global Capital Appreciation Fund	Class A, C and I
Catalyst/Princeton Floating Rate Income Fund	Class A, C and I
Catalyst/SMH High Income Fund	Class A, C and I
Catalyst/SMH Total Return Income Fund	Class A, C and I
Day Hagan Tactical Allocation Fund of ETFs	Class A and C
Empiric Core Equity Fund	Class A and C
Eventide Gilead Fund	Class A, C, N and I
Eventide Healthcare & Life Sciences Fund	Class A, C, N and I
JAG Large Cap Growth Fund	Class A, C and I
Listed Private Equity Plus Fund	Class A and C
SMH Representation Trust	N/A
SignalPoint Global Alpha Fund	Class A, C and I
Vista Capital Appreciation Fund	Class A and C

(collectively, the “Funds”), if issued in accordance with the then-current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 122 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/Thompson Hine LLP

THOMPSON HINE LLP